Exhibit 10.3

November 27, 2012

Re:  Retention Bonus Award

Dear [_______]:

As you know, Ralcorp Holdings, Inc. (the “Company”) has entered into a merger agreement (the “Merger Agreement”) with ConAgra Foods Inc. (“ConAgra”).  We understand that the pending merger (the “Merger”) may create uncertainty for highly valued employees such as yourself.  In order to encourage you to remain in the employ of the Company through and following the Merger, and to provide an additional incentive for you to promote the success of the business of the Company, the Company has provided you with this agreement (this “Agreement”), which provides for a retention bonus in the aggregate amount set forth on Exhibit A (the “Retention Bonus”) according to the terms and conditions set forth in this Agreement.  As set out in more detail below, the Retention Bonus shall be paid in three equal installments subject to your continued employment with the Company through the closing of the Merger or another Change in Control, six months following the closing of the Merger or other Change in Control, and one year following the closing of the Merger or other Change in Control, subject to the exceptions set forth below).  Capitalized terms not otherwise defined in this Agreement are defined in Exhibit B to this Agreement.  If the Merger or another Change in Control does not occur within nine months after the date of the Merger Agreement, this Agreement shall have no force or effect and shall be null and void.

You shall be entitled to one-third (1/3) of the Retention Bonus upon a Change in Control, one-third (1/3) of the Retention Bonus on the day that is six months after the Change in Control, and one-third (1/3) of the Retention Bonus on the day that is one year after the Change in Control, in each case subject to your continued employment through the applicable payment date.  Notwithstanding the foregoing, if your employment with the Company is terminated at any time without Cause or, upon or after a Change in Control, you resign for Good Reason, prior to payment of any portion of the Retention Bonus, you shall, subject to your signing and delivering to the Company and not revoking a Release no later than 30 days after your termination, be entitled to receive any unpaid installments of the Retention Bonus (i) in the case of a termination without Cause prior to a Change in Control, on the later of the date of such Change in Control or the 30th day following your termination of employment, and (ii) in the case of a termination without Cause or a resignation for Good Reason in each case upon or after a Change in Control, on the 30th day following your termination of employment.

The Company reserves the right to terminate your employment at any time with Cause or without Cause, subject to the terms of any other written employment, consulting or similar agreement between you and the Company, and subject to the terms of any severance plan or arrangement then in effect.  You agree to keep the existence and terms and conditions of this Agreement confidential.

Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plan, program, arrangement or policy provided by the Company for which you and/or your dependents may quali-

fy, including without limitation any Change in Control or other severance plan in which you are entitled to participate.  Amounts that are vested benefits or that you and/or your family are otherwise entitled to receive under any plan, program, arrangement, agreement or policy of the Company or any of its Affiliates shall be payable in accordance with such plan, program, arrangement, agreement or policy.

No Set-Off; No Duty to Mitigate.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or its Affiliates may have against you or others.  In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement.

Assumption.  This letter shall be binding upon any successor of the Company or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

Code Section 409A.  This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereto, and, to the extent necessary in order to avoid the imposition of penalty taxes on you under Section 409A, payments may be made under this Agreement only upon an event and in a manner permitted by Section 409A.  Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  Notwithstanding anything herein to the contrary, if you are a “specified employee” within the meaning of Section 409A, no portion of your Retention Bonus shall, to the extent necessary to avoid the imposition of penalty taxes on you under Section 409A, be paid on account of a “separation from service,” as defined by Section 409A, before the earlier of: (i) the date that is six months following the date of your separation from service, or (ii) the date of your death.  Amounts that, absent the immediately preceding sentence, would have been paid during the six-month delay will be paid on the first business day following such delay.  For purposes of section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may you, directly or indirectly, designate the calendar year of a payment.

Miscellaneous.  The terms of this Agreement shall be interpreted and enforced in accordance with the laws of the State of Missouri, without regard to the conflict of laws rules thereof or of any other jurisdiction.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of the Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.  All payments hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.  This is the sole and exclusive Agreement between the parties hereto concerning the matters contained herein and this Agreement may not be modified or revised, except in writing between the parties hereto.

2

Ralcorp Holdings, Inc.

By:
Title:

Accepted and Acknowledged:

________________________

Dated:

3

EXHIBIT A

Aggregate Amount of Retention Bonus

$[_______]

EXHIBIT B

The following terms shall have the meaning set forth below when used in the attached letter Agreement:

“Affiliate”  means any company controlled by, controlling or under common control with the Company.

“Cause” means (i) your conviction of, or plea of guilty or nolo contendere to, a felony (other than a traffic-related felony), (ii) your gross negligence or willful misconduct having a material adverse impact on the Company, or (iii) your willful refusal to attempt to perform your job duties (other than due to Disability or an approved leave) after receipt of written notice from the Company.

“Change in Control” means the occurrence of any of the following events:

            (i) the acquisition by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (A) 50% or more of the aggregate voting power of the then-outstanding shares of common stock of the Company, other than acquisitions by the Company or any of its subsidiaries or any employee benefit plan of the Company (or any trust created to hold or invest in issues thereof) or any entity holding common stock for or pursuant to the terms of any such plan, or (B) all, or substantially all, of the assets of the Company or its subsidiaries taken as a whole; or

            (ii) individuals who shall qualify as “Continuing Directors” (as defined below) shall have ceased for any reason to constitute at least a majority of the Board.  For this purpose, “Continuing Director” means any member of the Board, as of February 1, 1997 while such person is a member of the Board, and any other director, while such other director is a member of the Board, who is recommended or elected to succeed the Continuing Director by at least two-thirds (2/3) of the Continuing Directors then in office.  Notwithstanding anything to the contrary in this Agreement, to the extent necessary to avoid the imposition of penalty taxes on you under Section 409A, an event shall not be a Change in Control if it is not a “change in control event” as that term is used in Section 409A.

“Disability” means your physical or mental injury which has prevented you from performing your duties (as they existed immediately prior to the illness or injury) on a full-time basis for one hundred eighty (180) consecutive days.

“Good Reason” means (i) if you are a party to an Amended and Restated Management Continuity Agreement with the Company, as amended from to time (an “MCA”), the occurrence of an event, circumstance or condition described in clause (b) of the definition of “Involuntary Termination” in the MCA, or (ii) if you are not party to an MCA but are a participant in the Ralcorp Holdings, Inc. Severance Plan for Exempt Administrative Employees Eligible for the Ralcorp Holdings, Inc. Management Bonus Program, as amended from to time (the “Severance Plan”), “Good Reason” as defined, and according to the procedures described, in the Severance Plan; provided that the event, circumstance or condition triggering “Good Reason” must occur upon or after a Change in Control, or (iii) if you are not party to an MCA or a participant in the Severance Plan, the occurrence of any of the following upon or after a Change in Control, without your prior written consent:  (A) the Company’s requiring you to be based at any location other than the location at which you were based immediately prior to the Change in Control or within 50 miles of such location, or (B) a reduction in your annual base salary or wages in effect immediately prior to the Change in Control; provided, however, that in the case of clauses (i) and (iii), if applicable, in order to invoke a termination for Good Reason, (x) you shall provide written notice to the Company of the existence of one or more of the events, circumstances or conditions described in clauses (i) or (iii), as applicable, within 90 days following the date you have knowledge of such events, circumstances or conditions, and the Company shall have 30 days following receipt of such written notice during which it may remedy the condition (the “Cure Period”), and (y) in the event that the Company fails to remedy any event, circumstance or condition constituting Good Reason during the Cure Period, you must terminate employment, if at all, within 120 days following the end of the Cure Period in order to terminate employment for Good Reason.

“Release” means a written release of employment-related claims against the Company and each of its Affiliates, employees, officers and directors in the case of a termination prior to a Change in Control, and against the Company, ConAgra and each of their respective Affiliates, employees, officers and directors in the case of a termination upon or after a Change in Control, in each case in a form that shall be supplied to you by the Company not later than the date of your termination of employment by the Company without Cause or, if upon or following a Change in Control, your resignation for Good Reason.  The Release will include a release of age-related claims and, therefore, you will have no less than 21 days to consider, sign and deliver it to the Company and, once you have signed and delivered it to the Company, you will have seven days thereafter to revoke it.